FOR FURTHER INFORMATION CONTACT:

FOR IMMEDIATE RELEASE

Frank ten Brink  847-607-2012

Conference call to be held July 28, 2009 at 4:00 p.m. Central time – Dial 866-516-6872 at least 5 minutes before start time. If you are unable to participate on the call, a replay will be available through August 28th by dialing 800-642-1687, access code 17891684. To hear a live simulcast of the call over the internet on www.earnings.com, or to access an audio archive of the call, go to the Investors page on Stericycle’s website at www.stericycle.com.

STERICYCLE, INC. REPORTS RESULTS

FOR SECOND QUARTER 2009

Lake Forest, Illinois, July 28, 2009—Stericycle, Inc. (NASDAQ:SRCL), today reported financial results for the second quarter of 2009.

Revenues for the quarter ending June 30, 2009 were $289.3 million, up 4.1% from $277.8 million in the same quarter last year. Acquisitions less than 12 months old contributed approximately $20.5 million to the growth in revenues for the quarter. Revenues increased 9.3% compared to the second quarter of 2008 when adjusted for an unfavorable foreign exchange impact of $14.3 million. Regulated returns management services revenues were $18.3 million versus $26.0 million in 2008. Gross profit was $136.5 million, up 10.9% from $123.2 million in the same quarter last year. Gross profit as a percent of revenue was 47.2% versus 44.3% in the second quarter of 2008.

Net income for the second quarter of 2009 was $43.9 million or $0.51 per diluted share compared with net income of $38.7 million or $0.44 per diluted share for the second quarter of 2008.  Net income for the second quarter of 2008 included the effect of $0.1 million of charges related to an arbitration settlement, and net income for the second quarter of 2009 included the effect of $0.8 million of transactional expenses related to acquisitions.  Adjusted for these charges, the earnings per diluted share increased from $0.44 in the second quarter of 2008 to $0.52 in the second quarter of 2009 or 17.5% (see table below).

For the six months ending June 30, 2009, revenues were $566 million, up 6.3% from $533 million in the same period last year. The unfavorable foreign exchange impact was $30.5 million and regulated returns management services revenues were $38.0 million versus $42.5 million in the same period last year. Gross profit was $264 million, up 11.7% from $237 million in the same period last year. Gross profit as a percent of revenues was 46.7% versus 44.5% in the same period in 2008. Earnings per diluted share increased 23.1% to $0.97 from $0.79 per diluted share in the same period last year. Net income for the six months ended 2008 included the effect of $3.4 million of charges related to an arbitration settlement, and net income for the six months of 2009 included the effect of $1.2 million of transactional expenses related to acquisitions. Adjusted for these charges, the earnings per diluted share increased from $0.83 to $0.99, or 19.1% (see table below):

Table to reconcile non-GAAP EPS to GAAP EPS
	Three month ended June 30,				Six months ended June 30,
	2009	2008	Change $	Change %	2009	2008	Change $	Change %
GAAP EPS	$0.51	$0.44	$0.07	15.6%	$0.97	$0.79	$0.18	23.1%

Transactional expenses related to acquisitions	0.01	-			0.02	-

Arbitration settlement	-	-			-	0.04

Non-GAAP EPS (adjusted)	$0.52	$0.44	$0.08	17.5%	$0.99	$0.83	$0.16	19.1%

Cash flow from operations was $126.2 million for the first six months of 2009. Cash flow and increased loan balances were used to strengthen our business by acquisitions, capital expenditures and funding share repurchases.

On June 24, 2009, we entered into a three-year term loan credit agreement. Our initial borrowing under this credit agreement was $50 million and on July 23, 2009, we borrowed an additional $145 million. We also have signed commitments for an additional borrowing of $20 million under the term credit agreement. The proceeds of these loans were used to reduce our borrowings under our revolving credit facility. The interest rate on our loans under the new credit agreement is fluctuating and based on LIBOR plus the applicable margin provided in the credit agreement. The applicable margin is based on our leverage ratio and ranges from 2.75% to 3.5%. We anticipate that our after-tax interest costs for the remainder of 2009 will increase by approximately $1.8 million as a result of our borrowings under the new credit agreement.

For more information about Stericycle, please visit our website at www.stericycle.com.

Safe Harbor Statement: Statements in this press release may contain forward-looking statements that involve risks and uncertainties, some of which are beyond our control (for example, general economic conditions). Our actual results could differ significantly from the results described in the forward-looking statements. Factors that could cause such differences include changes in governmental regulation of medical waste collection and treatment and increases in transportation and other operating costs, as well as the other factors described in our filings with the U.S. Securities and Exchange Commission. As a result, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. We make no commitment to disclose any subsequent revisions to forward-looking statements.

STERICYCLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands, except share and per share data
	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,682	$9,095
Short-term investments	977	1,408
Accounts receivable, less allowance for doubtful accounts of $7,357 in 2009 and $6,616 in 2008	163,263	168,598
Deferred income taxes	11,121	16,821
Prepaid expenses and other current assets	30,660	28,508
Total Current Assets	208,703	224,430
Property, Plant and Equipment, net	216,971	207,144
Other Assets:
Goodwill	1,188,946	1,135,778
Intangible assets, less accumulated amortization of $15,633 in 2009 and $14,116 in 2008	203,995	170,624
Other	23,067	21,322
Total Other Assets	1,416,008	1,327,724
Total Assets	$1,841,682	$1,759,298

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$43,917	$38,880
Accounts payable	29,821	33,612
Accrued liabilities	77,788	93,487
Deferred revenues	14,165	13,663
Total Current Liabilities	165,691	179,642
Long-term debt, net of current portion	741,641	753,846
Deferred income taxes	161,698	147,287
Other liabilities	6,033	8,043
Shareholders' Equity:
Common stock (par value $.01 per share, 120,000,000 shares authorized, 85,033,935 issued and outstanding in 2009, 85,252,879 issued and outstanding in 2008)	850	852
Additional paid-in capital	58,092	67,776
Accumulated other comprehensive income	(10,807)	(32,075)
Retained earnings	718,484	633,927
Total Shareholders' Equity	766,619	670,480
Total Liabilities and Shareholders' Equity	$1,841,682	$1,759,298

STERICYCLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

In thousands, except share and per share data
	Three months ended June 30,				Six months ended June 30,
	2009		2008		2009		2008
	$	% of Rev	$	% of Rev	$	% of Rev	$	% of Rev
Revenues	289,268	100.0	277,786	100.0	566,358	100.0	532,570	100.0
Cost of revenues	152,734	52.8	154,632	55.7	302,021	53.3	295,826	55.5
Gross profit	136,534	47.2	123,154	44.3	264,337	46.7	236,744	44.5
SG&A expenses	54,215	18.7	50,973	18.3	106,087	18.7	97,958	18.4
Amortization	1,376	0.5	792	0.3	2,386	0.4	1,844	0.3
Total SG&A expense and amortization	55,591	19.2	51,765	18.6	108,473	19.2	99,802	18.7
Income from operations before acquisitions and other expenses	80,943	28.0	71,389	25.7	155,864	27.5	136,942	25.7
Transactional expenses related to acquisitions	1,330	0.5	--	0.0	1,940	0.3	--	0.0
Arbitration settlement and related costs	--	0.0	147	0.1	--	0.0	5,499	1.0
Acquisition integration expenses	73	0.0	316	0.1	184	0.0	1,029	0.2
Income from operations	79,540	27.5	70,926	25.5	153,740	27.1	130,414	24.5
Other income (expense):
Interest income	49	0.0	157	0.1	223	0.0	559	0.1
Interest expense	(8,200)	-2.8	(8,139)	-2.9	(16,299)	-2.9	(16,267)	-3.1
Other expense, net	(920)	-0.3	(518)	-0.2	(1,729)	-0.3	(961)	-0.2
Total other expense	(9,071)	-3.1	(8,500)	-3.1	(17,805)	-3.1	(16,669)	-3.1
Income before income taxes	70,469	24.4	62,426	22.5	135,935	24.0	113,745	21.4
Income tax expense	26,567	9.2	23,741	8.5	51,378	9.1	43,396	8.1
Net income	43,902	15.2	38,685	13.9	84,557	14.9	70,349	13.2

Earnings per share-diluted	0.51		0.44		0.97		0.79

Weighted average number of common shares outstanding-diluted	86,843,260		88,484,943		86,843,043		88,944,593

STERICYCLE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

In thousands
	Six Months Ended June 30,
	2009	2008
OPERATING ACTIVITIES:
Net income	$84,557	$70,349
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of assets	62	--
Write-off of note receivable related to joint venture	--	798
Stock compensation expense	7,092	5,987
Excess tax benefit of stock options exercised	(551)	(4,523)
Depreciation	16,118	14,793
Amortization	2,386	1,844
Deferred income taxes	11,976	11,222
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	12,302	(9,304)
Accounts payable	(7,806)	(9,575)
Accrued liabilities	(1,620)	10,748
Deferred revenues	181	2,982
Other assets	1,505	(686)
Net cash provided by operating activities	126,202	94,635

INVESTING ACTIVITIES:
Payments for acquisitions and international investments, net of cash acquired	(60,519)	(33,399)
Proceeds from maturity of short-term investments	513	129
Proceeds from sale of property and equipment	448	--
Capital expenditures	(17,904)	(22,977)
Net cash used in investing activities	(77,462)	(56,247)

FINANCING ACTIVITIES:
Repayment of long-term debt	(11,383)	(3,760)
Net (borrowings) / proceeds on senior credit facility	(71,762)	(29,700)
Proceeds from term loan	50,000	--
Proceeds from private placement of long-term note	--	100,000
Payments of deferred financing costs	(888)	(236)
Principal payments on capital lease obligations	(122)	(199)
Purchase/ cancellation of treasury stock	(29,975)	(121,195)
Proceeds from other issuance of common stock	9,163	9,737
Excess tax benefit of stock options exercised	551	4,523
Net cash used in financing activities	(54,416)	(40,830)
Effect of exchange rate changes on cash	(737)	(2,271)
Net decrease in cash and cash equivalents	(6,413)	(4,713)
Cash and cash equivalents at beginning of period	9,095	17,108
Cash and cash equivalents at end of period	$2,682	$12,395

NON-CASH ACTIVITIES:
Net issuance of notes payable for certain acquisitions	$20,756	$30,544